Exhibit 10.1

CONFIDENTIAL TREATMENT - Asterisked material has been

omitted and filed separately with the Securities and Exchange

Commission pursuant to a request for confidential treatment.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is effective as of September 29th, 2008 (the “Effective Date”) by and between Delta Electronics, Inc., an R.O.C. corporation having its principal place of business at 186 Ruey Kuang Road, Neihu Taipei 11491 Taiwan, R.O.C. (hereafter referred to as “DEI”), and PECO II, Inc., an Ohio corporation having its principal place of business at 1376 State Highway 598, Galion, Ohio 44833 (hereafter referred to as “PECO”).

WHEREAS, DEI, DEI Logistics (USA) Corporation (with respect to Section 19.14 only) and PECO entered into a Strategic Supply Agreement, dated March 28, 2006, as amended by Amendment No. 1 to Supply Agreement, and Amendment No. 2 to Strategic Supply Agreement (as amended, the “Prior Agreement”); and

WHEREAS, each of DEI and PECO desire to terminate and supersede the Prior Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. EXHIBITS AND DEFINITIONS.

1.1 Exhibits. The following Exhibits are incorporated into and made a part of this Agreement. These Exhibits may be modified or adjusted as provided for in this Agreement.

1.1.1 Exhibit A – Products

1.1.2 Exhibit B – Pricing

1.1.3 Exhibit C – Minimum Order requirements

1.2 Definitions. As used in this Agreement, the terms defined below shall have the following meanings:

1.2.1 “Affiliate” means any entity which directly or indirectly controls, or is under common control with, or is controlled by, such party. As used in this definition, “control” (and its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through beneficial ownership of securities or other ownership interests, by contract or otherwise).

1.2.2 “Business Day” means a day that is not Saturday, Sunday or a statutory or civic holiday in the State of Ohio or any other day on which banking institutions are not required to be open in the State of Ohio.

1.2.3 “DEI System” means a System principally designed and manufactured by DEI as supplied to PECO pursuant to this Agreement.

1.2.4 “DEI Technology” means (i) any and all Technology with respect to, related to and/or derived from the Products, and (ii) any and all Technology developed solely by DEI. For clarification, a PECO System includes DEI Technology because it necessarily incorporates a Module. PECO products that do not include Modules are not covered under this definition.

1.2.5 “Documentation” means the user manuals, reference manuals, guides or portions thereof, supplied by DEI to PECO and which DEI may update from time to time.

1.2.6 “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (1) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation, invention disclosures; (2) all trade secrets and other rights in know-how and confidential or proprietary information; (3) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (4) all industrial designs and any registrations and applications therefor throughout the world; (5) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (6) all rights in trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; and (7) any similar corresponding or equivalent foreign rights to any of the foregoing anywhere in the world, including moral rights.

1.2.7 “Modules” means DEI’s proprietary modules, including converters, rectifiers and inverters, as set forth on Exhibit A.

1.2.8 “Order” means a written description of the name and quantity of Products PECO desires to purchase that is sent to DEI pursuant to Section 3.2.1 hereof.

1.2.9 “PECO System” means a System offered by PECO to PECO customers that incorporates at least one (1) Module and may include the addition of other components purchased from DEI, but exclusive of DEI System.

1.2.10 “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, including any governmental entity.

1.2.11 “Prices” means the prices for Products as set forth in Exhibit B or any amendment of Exhibit B as shall be agreed to, in writing, by DEI and PECO.

1.2.12 “Products” means the Modules and/or DEI Systems as listed in Exhibit A including any improvements, updates, modifications, and derivatives thereof furnished to PECO by DEI or by PECO to DEI during the Term of this Agreement, and any such other DEI products as DEI and PECO shall, from time to time, agree, in writing, to add to Exhibit A. It is understood that the provision of any such improvements, updates, modifications, and derivatives shall be at DEI’s sole discretion and may be subject to additional fees and/or additional terms and conditions. Notwithstanding the foregoing, in no event shall “Products” include any products, components, or other assets that are acquired, received, attained, procured or otherwise obtained by DEI in connection with a Transaction occurring during the term hereof. “Transaction,” as used in this provision above, means any transaction entered into by DEI, whereby DEI (i) acquires any person (or related group of persons) whether by tender or exchange offer made directly to the stockholders, open market purchases or any other transaction or series of transactions, of fifty percent (50%) (or the such lesser percentage as is permitted in those jurisdictions where the maximum percentage permitted by law is lower than 50%) or more of the capital stock entitled to elect the members of the board of directors or other analogous governing body of such entity, (ii) enters into a merger, reverse merger or consolidation with any person (or related group of persons); or (iii) otherwise acquires through asset sale or otherwise all or any portion of the business or assets of any other person.

1.2.13 “System” means a complete self-contained unit (cabinet), capable of providing a primary function and that incorporates one (1) or more subsystems or products.

1.2.14 “Technology” means any or all of the following: (1) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, and documentation provided for use therewith; (2) inventions (whether or not patentable) and improvements; (3) proprietary and confidential information, including, without limitation, technical data and customer and supplier lists, trade secrets, know how and techniques; (4) databases, data compilations and collections; (5) processes, tools, devices, methods, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; and (6) all instantiations of the foregoing in any form and embodied in any media.

2. RIGHTS.

2.1 Rights.

2.1.1 Subject to the terms of this Agreement, DEI grants PECO, and PECO accepts, a nontransferable right to purchase and incorporate Modules into PECO Systems and to market, promote, sell and distribute the Modules, PECO Systems and/or the DEI Systems to PECO customers. Modules may only be distributed in their unmodified form, as originally received from DEI, or as modified by DEI (except that Modules may be incorporated into PECO Systems as set forth herein). PECO may modify the DEI Systems (exclusive of Modules) purchased hereunder to conform with the specifications of PECO customers.

2.1.2 PECO shall ensure that the Products are accurately represented to PECO customers as to quality, function, purpose and compatibility.

2.2 Proprietary Rights; No Modification. PECO shall not remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices placed on or embedded in the Products by DEI and all Products distributed by PECO shall contain the copyright and other proprietary notices in the same manner in which DEI incorporates such notices on or in the Products. PECO agrees to take all reasonable steps to protect the Products and Documentation from unauthorized copy or use. Any source code in the Products represents and embodies trade secrets of DEI or PECO. Such source code and embodied trade secrets are not licensed to PECO or DEI and any modification, addition, or deletion is strictly prohibited. PECO or DEI shall not, and shall not allow any Person to, modify, alter, reverse engineer, disassemble or decompile the Products or any portion thereof, and PECO shall use commercially reasonable efforts to enforce such restrictions.

3. FORECASTS, ORDERING, DELIVERY, AND ACCEPTANCE.

3.1 Forecasts. On or before the first day of each month (“Forecast Date”) during the Term, PECO shall provide DEI with a non-binding six (6) month rolling Product specific purchase forecast for Orders for the Products.

3.2 Orders.

3.2.1 Any Order by PECO shall be deemed a firm commitment to take the goods specified and shall be binding upon PECO. Orders must be received by DEI not less than sixty (60) days prior to the requested shipping date (“Leadtime”). Orders shall be sent in writing by letter, email or fax, shall specify requested shipping dates and shall be subject to written acceptance by DEI. PECO may use its standard purchase order form or other document to order Products; however, the terms and conditions of this Agreement shall supersede any different, conflicting, or additional terms on PECO’s order forms and all such terms are hereby specifically objected to and will be of no force or effect. All Orders must, at a minimum, include the Product name/description, quantity (by Product), and the applicable price, as well as such other information as DEI may reasonably request from time to time. Further, PECO agrees that it shall not submit an Order for less than the number of units of Product specified in Exhibit C without

DEI’s prior written approval. DEI reserves the right to accept or reject Orders from PECO that are not in accordance with pricing and terms of this Agreement. Orders or changes to Orders will not be accepted over the telephone.

3.2.2 DEI will use reasonable efforts to process and ship all Orders in accordance with requested delivery dates. DEI reserves the right to add, delete from, or modify, upon at least thirty (30) days advance notice to PECO, the design, model or specifications of the Products. DEI further shall notify PECO one hundred eighty (180) days prior to a discontinuance of manufacture, sales or license of any product covered by this Agreement. DEI or its Affiliate shall be committed to, at PECO’s expense, supporting parts and technical assistance of discontinued Products ten (10) years from the date any Product is discontinued, provided that the parts for such Products are available in the market.

3.3 Cancellations and re-scheduling window.

The parties agree that PECO shall be limited to the cancellation liabilities set forth in the table below and that PECO and DEI agree to rescheduling terms in the table below, both in the event of a change by PECO in any purchase order.

Period before ex-factory date	Cancellation Charges	Re-scheduling Window
Less than 2 weeks	Finished goods, WIP, and materials	No delivery re-scheduling or cancellation is allowed
2 to 4 weeks	WIP and materials	Delivery re-scheduling request may be discussed mutually, depending on the material and production status.
4 to 8 weeks	Materials
8 weeks or more	No Liabilities

3.4 Inspection. DEI will perform out going inspection and implement Quality Assurance procedures in conformance with product specifications. PECO will perform inspection of Products purchased from DEI, depending on, but not limited to, Product complexity, Product performance history, risk of nonconforming material, direct ship to stock status of DEI, each according to PECO quality procedures. DEI will be notified as soon as reasonably practicable, normally within three (3) Business Days of receipt but in any event no more than fifteen (15) Business Days of any nonconforming material found in any Products, whether in receiving inspection or any point within the manufacturing process. If nonconforming material is identified in a Product, PECO will notify DEI in writing regarding any Products that materially fail to meet DEI’s published Product specifications. Depending on various factors, including but not limited to PECO customers demand or complexity of repairs, PECO and DEI will jointly decide the best method to resolve the nonconformance which may include a return of the Products to DEI, repairs by PECO, or some form of both. If both DEIC and PECO agree to return Products to DEI, PECO shall request from DEI a return material authorization (a “RMA”), either by e-mail, mail or telefax following a proper explanation of the rejection. Returns shall be performed in accordance with DEI’s RMA procedure. Upon the condition that DEI agrees, rejected goods should be returned freight prepaid to DEI within ten business days of rejection and receipt from DEI of a return authorization. As promptly as possible, but not later than sixty (60) days after receipt by DEI of properly rejected Products, DEI shall, at its option and expense, either repair or replace such Products. The party shipping Products pursuant to this Section 3.4 shall bear the entire risk of loss for Products during shipment. Any insurance proceeds payable in respect to any loss for any Products to the extent of any loss incurred during shipment shall be paid to the party bearing the risk of loss for such Products to the extent of the loss incurred. DEI shall reimburse PECO for any costs of transportation incurred by PECO in connection with the return to DEI of properly rejected Products. In the case of improperly rejected or returned Products, PECO shall pay transportation charges in both directions.

4. PRICES AND SHIPPING TERMS.

4.1 Prices. Pricing and shipping terms for products is set forth in Exhibit B. The parties agree to negotiate in good faith a new product/volume pricing matrix by [*], which upon written acceptance by the parties shall replace the current Exhibit B. Subject to the provisions of this Section 4, prices shall be firm for a period of [*] following the adoption of the new product/volume pricing matrix by the parties. After the expiration of [*] following the adoption of the new product/volume-pricing matrix, DEI may change the prices, upon thirty (30) day written notification to PECO. During the [*] of period, DEI is entitled to change the prices if the material costs increase. Notwithstanding the foregoing, if DEI and PECO mutually agree on specially modified pricing for the Products with respect to a PECO customers and a specific project, such specially modified pricing shall supersede and replace the pricing for such Products and project as stated in Exhibit B with respect solely to such PECO customers and project and such specially modified pricing shall remain in effect for the full term of any agreement entered into by PECO and such PECO customers with respect to such Products and project.

4.2 [*]

4.3 Payment Terms. Payment for Product purchased by PECO shall be paid in US dollars to DEI [*] from the date of each invoice. [*] BUYER shall effect the payment by electronic remittance. In the event that PECO fails to make payment on time for any invoice, DEI reserves the right to stop shipping.

4.3.1 BUYER shall effect the payment by electronic remittance. In the event that PECO fails to make payment on time for any invoice, DEI reserves the right to stop shipping.

4.3.2 DEI may, at its discretion, declare all sums immediately due and payable in the event of a breach by PECO of any of its material obligations to DEI under this Agreement, including but not limited to, the failure of PECO to comply with credit terms.

4.3.3 Interest shall accrue upon any delinquent payments owed by PECO as to which DEI has made a final written demand for payment, at the maximum rate allowed by London Interbank Offered Rate (LIBOR). In the event that it becomes necessary for DEI to institute litigation to collect sums owed by PECO, PECO shall be responsible for reasonable attorney’s fees and other costs incurred by DEI in connection with such litigation, if DEI prevails therein.

4.4 Taxes. Prices do not include and are net of any foreign or domestic governmental taxes or charges of any kind that may be applicable to the sale, licensing, marketing, or distribution of the Products, including without limitation excise, sales, use, property, license, value-added taxes, franchise, income, withholding or similar taxes, customs or other import duties or other taxes, tariffs or duties other than taxes. Any such taxes shall be the sole responsibility of PECO.

5. OTHER OBLIGATIONS OF PECO. PECO’s obligations under this Agreement shall, without limitation, include the following:

5.1 Services. PECO shall be solely responsible for order processing, customer service to PECO customers and inventory maintenance.

5.2 Training. DEI may from time to time conduct training programs. The reasonable costs for attending such training sessions provided by DEI, such as travel and lodging, shall be PECO’s sole responsibility.

5.3 Compliance. PECO acknowledges that it is familiar with and will comply with and be solely responsible for its obligations under all laws, rules and regulations related to distribution and/or sale of the Modules, DEI Systems and/or PECO Systems, as applicable. PECO shall keep a record of all written and oral complaints concerning the Products. PECO shall promptly

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

inform DEI of all suspected Product defects, safety problems or any information associated with the safety of the Product and shall promptly notify DEI in writing of any third party dispute involving a Product.

5.4 Indemnity. At DEI’s option and election, PECO shall indemnify, defend and hold DEI and any of its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, related companies, divisions, subsidiaries, predecessor and successor corporations, and harmless from and against any claims, suits, losses, damages, liabilities, costs and expenses (including reasonable attorney’s fees) incurred by DEI arising from or relating to personal injury, death or property damage, arising out of or related to(i) PECO’s modifications of Products/DEI Systems, (ii) DEI's manufacture of any Product in compliance with PECO's design, tooling, specification, instruction, and/or using any of PECO's designated or consigned material, component or part, or (iii) abuse, misuse, neglect, repair, alteration, modification, tampering, improper transportation, installation, operation, testing, storage or maintenance; provided that DEI promptly notifies PECO in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to PECO at PECO’s expense and with PECO’s choice of counsel. DEI shall cooperate with PECO, at PECO’s expense, in defending or settling such claim and DEI may join in defense with counsel of its choice at its own expense.

6. OTHER OBLIGATIONS OF DEI. DEI shall have the following obligations under this Agreement:

6.1 Marketing and Promotion. DEI shall provide PECO with electronic copies of sales aids, data sheets, product profiles, brochures, and other materials to assist PECO in the promotion and sales of Products. Additional marketing materials will be made available to PECO in accordance with DEI’s then current policy regarding same. PECO may copy and/or translate some or all of such literature and advertising copy and incorporate such in its own product literature. In the event that PECO elects to copy and/or translate materials provided by DEI, all materials provided by Distribution shall include all copyright, trademark and other proprietary legends included in the original material furnished by DEI and DEI shall own all rights in such translations.

6.2 Indemnity. At PECO’s option and election, DEI shall indemnify, defend and hold the PECO and any of its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, related companies, divisions, subsidiaries, predecessor and successor corporations, and assigns harmless from and against any claims, suits, losses, damages, liabilities, costs and expenses (including reasonable attorney’s fees) incurred by PECO arising from or relating to personal injury, death or property damage, arising out of or related to unmodified Modules and DEI Systems, as delivered by DEI,; provided that PECO promptly notifies DEI in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to DEI at DEI’s expense and with DEI’s choice of counsel. PECO shall cooperate with DEI, at DEI’s expense, in defending or settling such claim and PECO may join in defense with counsel of its choice at its own expense.

7. TRADEMARKS.

7.1 Trademarks. During the term of this Agreement, PECO shall have the right to indicate to the public that it is authorized to sell DEI’s products and to advertise the Products under the trademarks, marks, and trade names that DEI may designate from time to time (“DEI’s Trademarks”). All representations of DEI’s Trademarks that PECO intends to use shall be exact copies of those used by DEI or shall first be submitted to DEI for approval (which shall not be unreasonably withheld) of design, color and other details. In addition, PECO shall fully comply with all reasonable guidelines, if any, communicated by DEI concerning the use of DEI’s Trademarks. All DEI Systems sold to PECO under this Agreement shall be resold only in the original packages, and shall not be relabeled or otherwise marked, except as otherwise agreed by the parties, or to indicate PECO as the territorial source of the Product or as otherwise required by governmental regulations in force. All Products shall be labeled according to the guidelines set forth in Exhibit C. PECO shall promptly report to DEI any unauthorized use, duplication, copying or reproduction whatsoever of DEI’s name, trade name, trademark, logo, patents, copyrights or any other identifying material by any other person or entity whatsoever.

7.2 Trademark Restrictions. In no event may PECO use or authorize any use of any of DEI’s Trademarks in any domain name whether registered, owned, or operated by or on behalf of DEI. Any violation of the foregoing shall be deemed a material breach of this Agreement that is incapable of cure, entitling DEI to terminate this Agreement immediately upon notice to PECO. PECO shall not alter or remove any of DEI’s Trademarks affixed to the Products by DEI. Except as set forth in this Section 7, nothing contained in this Agreement shall grant or shall be deemed to grant to PECO any right, title or interest in or to DEI’s Trademarks. PECO will not challenge or assist others to challenge DEI’s Trademarks (except to the extent such restriction is expressly prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of DEI. Upon termination of this Agreement, PECO shall immediately cease to use any and all of DEI’s Trademarks except to continue to sell the Product in its inventory if authorized hereunder.

7.3 Registered User Agreements. DEI and PECO shall enter into registered user agreements with respect to DEI’s Trademarks pursuant to applicable trademark law requirements in countries in which the Products are sold. PECO shall be responsible for proper filing of the registered user agreement with government authorities in countries in which the Products are sold and shall pay all costs or fees associated with such filing.

8. JOINT ACTIVITIES.

8.1 Relationship Managers. Each party shall appoint a representative as a relationship manager who shall be the primary contact for implementing and administering the terms and conditions of this Agreement (“Relationship Managers”). The Relationship Managers should meet quarterly, alternating between each company’s principal place of business.

8.2 Joint Cooperation. the parties expect to engage in joint exploration and discussions (“Joint Cooperation”) with respect to System-level design and component-level design. Any such joint development projects shall be subject to a separately negotiated written joint development agreement (“Joint Development Agreement”).

9. WARRANTIES AND DISCLAIMERS.

9.1 General Warranty. Each party hereby represents and warrants to the other that (i) such party has the right, power and authority to enter into this Agreement and to fully perform all of its obligations, including the granting of licenses, hereunder; (ii) entering into this Agreement does not violate any agreement or obligation existing between such party and any third party; (iii) such party has and will maintain with all of its employees written agreements sufficient to enable such party to perform its obligations hereunder with confidentiality terms at least as restrictive as those provided herein.

9.2 Product Warranty. DEI shall provide PECO with its standard one (1)-year plus three (3) months warranty for the Products, based on the DEI manufacturing date code PECO shall not make any express warranty on behalf of DEI with regard to the Products other than as may be provided by DEI from time to time and as set forth in DEI’s product literature. Any other warranty made by PECO to its customers with respect to the Products shall not obligate DEI in any way and PECO shall indemnify, defend and hold harmless DEI and any of its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, related companies, divisions, subsidiaries, predecessor and successor corporations, and assigns from third party claims in accordance with Section 5.4 of this Agreement.

9.3 Notification and Remedy. With respect to any warranty, PECO will immediately notify DEI in writing if it becomes aware, during the warranty period, that a Product fails to conform to the warranty. Upon its verification of any claim of defect or nonconformity of a unit of the Products during the Term, DEI will use commercially reasonable efforts to either, at its option, (i) repair the Product or have PECO repair the Product, at a mutually agreed cost, or (ii) provide a replacement thereof to the extent necessary to honor DEI’s warranty. The foregoing states DEI’s sole liability for any failure of the Products to conform to each warranty.

9.4 Recalls. If DEI decides to recall, replace or take other action with respect to any Products, it will notify PECO by rapid means of communication and PECO shall immediately cease sales of any units of Product in its possession or control, which are subject to the action until the course of action to be taken has been determined. The reasonable and justifiable costs of recovering Product in the field and its replacement in any action affecting a Product will be borne by DEI

9.5 Disclaimer. EXCEPT AS SET FORTH IN SECTIONS 9.1 AND 9.2, DEI DOES NOT MAKE ANY WARRANTY TO PECO, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO PRODUCTS, SPECIFICATIONS, SUPPORT, SERVICE OR ANY OTHER MATERIALS CONTEMPLATED HEREUNDER, AND DEI SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

10. LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, TO THE EXTENT ALLOWED BY LAW, THE LIABILITY OF DEI TO ANY PERSON WITH RESPECT TO THE PRODUCTS AND/OR THE RELATIONSHIP DESCRIBED IN THIS AGREEMENT, WHETHER BASED ON CONTRACT, INCLUDING BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT THEORY, SHALL IN NO EVENT EXCEED THE AMOUNT OF MONEY PAID TO DEI PURSUANT TO THIS AGREEMENT PRIOR TO THE EVENT OR CIRCUMSTANCES GIVING RISE TO SUCH LIABILITY, AND IN THE CASE OF LIABILITY RELATING TO ANY ALLEGEDLY DEFECTIVE OR INFRINGING UNIT OF PRODUCTS, SHALL, UNDER ANY LEGAL OR EQUITABLE THEORY, BE FURTHER LIMITED TO REPLACEMENT OF THE UNIT, OR IF IMPRACTICAL, RETURN OF THE PURCHASE PRICE PAID BY PECO FOR SUCH UNIT. DEI SHALL IN NO EVENT BE LIABLE TO ANY PERSON FOR ANY LOST PROFITS, LOST DATA, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, EVEN IF DEI HAS BEEN INFORMED OF THE POSSIBILITY THEREOF AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. THE PARTIES AGREE THAT THIS SECTION REPRESENTS A REASONABLE ALLOCATION OF RISK.

11. CONFIDENTIAL INFORMATION.

11.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the parties agree that the receiving party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Confidential Information of the other party. “Confidential Information” means (i) information disclosed in tangible form that is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature, or (ii) information disclosed orally, where such information is either (A) of the type usually considered confidential or proprietary in the disclosing party’s industry or (B) otherwise indicated to be confidential or proprietary by the disclosing party at the time of the initial disclosure thereof and confirmed in writing as confidential or proprietary by the disclosing party within thirty (30) days after such disclosure. Subject to the provisions of Section 8, the parties agree that the following shall be considered the “Confidential Information” of a disclosing party without the requirement that such information be designated as in writing as “Confidential” or with some other similar designation by the disclosing party: knowledge and information that may be learned or obtained by a receiving party, its agents, servants or employees with respect to the conduct and details of the disclosing party’s business, including but not limited to, product sales or other financial information, all aspects of the technology for manufacture of the Products, the processes, formulas, machinery, equipment, utensils and arts of manufacture used by a party and its designs or methods of manufacture, as well as its trade secrets and customer lists. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation: (i) was already or becomes lawfully known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party or became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or (iii) was developed by the receiving party without reference to any information or materials disclosed or provided by the disclosing party.

11.2 Confidentiality of Agreement. PECO agrees that the terms and conditions of this Agreement shall be treated as the Confidential Information of DEI; provided that PECO may disclose the terms and conditions of this Agreement: (i) to legal counsel; (ii) in confidence, and as necessary to its accountants, banks, and financing sources and their advisors; (iii) in connection with evaluation of a potential merger of PECO, except where the party that would be merging with or acquiring PECO is a competitor of DEI; (iv) in confidence, and to legal counsel in connection with the enforcement of this Agreement or rights under this Agreement, or (v) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the Securities and Exchange Commission and its counterparts in other jurisdictions.

11.3 Compelled Disclosure. Nothing in Section 11.1 or Section 11.2 will prevent disclosure of either or both the terms and conditions of this Agreement or of the receiving party’s Confidential Information generally if, in the opinion of the receiving party’s legal counsel, such disclosure is required to be made in a judicial, administrative or governmental proceeding pursuant to a subpoena, deposition, interrogatory, civil investigative demand or similar process or order. In that event, however, the receiving party shall provide notice to the disclosing party (unless notice is prohibited by order, subpoena or law) before disclosing any of the Confidential Information. In making such disclosure, the receiving party may disclose only that portion of the Confidential Information required to be disclosed and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded the information. The receiving party is not, however, under any obligation to seek a protective order.

12. INSURANCE. To the extent that PECO is required to carry insurance with respect to agreements with PECO customers, then PECO shall provide comparable insurance to DEI, including naming DEI as an additional insured.

13. PECO STATUS. For the purpose of carrying out this Agreement, PECO shall be and act as independent contractor and not as an agent or employee of DEI and shall not have the power to bind, and agrees not to attempt to bind, DEI to any contract without prior written approval thereof from DEI.

14. ASSIGNMENT. PECO may not assign, transfer, subdivide or otherwise deal with any obligations or benefit under this Agreement, through operation of law or otherwise, without the prior written consent of DEI. Any attempted assignment in violation of this Section shall be null and void.

15. TERM AND TERMINATION.

15.1 Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect for twelve (12) months thereafter, subject to early termination pursuant to Sections 15.2 and 16.3 below (the “Term”). This Agreement may be renewed for an agreed upon term by mutual written agreement of the parties.

15.2 Termination for Change of Control. In the event that PECO undergoes a Change of Control, PECO may not assign, transfer, subdivide or otherwise deal with any obligations or benefit under this Agreement, through operation of law or otherwise, without the prior written consent of DEI. Any attempted assignment in violation of this Section shall be null and void. The term “Change of Control” with respect to an entity means the occurrence of one or more of the following: (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the stockholders, open market purchases or any other transaction or series of transactions, of more than fifty percent (50%) of the capital stock entitled to elect the members of the board of directors or other analogous governing body of such entity; (ii) a merger or consolidation in which such entity is not the surviving entity, except for a transaction in which the securities of such entity immediately prior to consummation of such merger or consolidation are converted by means of such merger or consolidation into securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity; or (iii) any reverse merger in which such entity is the surviving entity but in which the securities of such entity immediately prior to consummation of such reverse merger represent less than fifty percent (50%) of the total combined voting power of such entity’s capital stock outstanding immediately after consummation of such merger.

15.3 Termination by Either Party. Either party may terminate this Agreement prior to its expiration and upon thirty (30) days’ written notice if: (a) a party breaches any material term of this Agreement and the breaching party has not cured the breach within such thirty (30) day period; (b) a party is the subject of a liquidation or insolvency, or the filing of bankruptcy, or similar proceeding(s) (provided that in the case of involuntary proceedings, such proceedings are not dismissed within sixty (60) days of filing); or (c) the other party ceases to actively engage in business.

15.4 Effect of Termination.

15.4.1 If proper notice of termination is given for any reason, DEI shall be entitled to reject or cancel without liability all or part of any previously accepted Orders received from PECO after such notice, but prior to the effective date of termination. Notwithstanding any credit terms made available to PECO prior to that time, any shipments during said period shall be paid for by wire transfer prior to such shipment. Upon termination of this Agreement, the due date of all invoices for Product shall automatically be accelerated so that they shall become due and payable on the effective date of termination, even if longer terms have been provided previously.

15.4.2 All rights and licenses of PECO hereunder shall automatically be terminated except that PECO may continue only to sell, in accordance with normal business practice and the terms of this Agreement, Products previously shipped to it by DEI as set forth in Section 4.2 above.

15.4.3 Each party shall, within thirty (30) days of the effective date of termination, return to the other party all of the other party’s Confidential Information then in a party’s possession, custody or control.

15.4.4 Upon the termination of this Agreement in accordance with its terms, except for obligations incurred prior to the effective date of termination, neither party shall have any obligation to the other party, or to any employee, agent or representative of a party, for compensation or for damages of any kind, whether on account of loss by a party, or by such employee agent or representative of present or prospective sales, investments, compensation or goodwill; provided, however, that nothing in this section shall relieve PECO of any liability for willful misconduct, gross negligence, or breach of contract. Each party, for itself and on behalf of each of its employees, agents and representatives, hereby waives any rights which may be granted to it or them under the laws and regulations of the countries in which the Products are sold or otherwise which are not granted to it or them by this Agreement. Without limiting the generality of the foregoing, PECO understands and acknowledges that any contract or other arrangements it enters into with any third parties with respect to Product will be subject and subordinate to the rights of termination set forth in this Agreement; provided, however, DEI’s obligation pursuant to Section 3.2.2 shall not be superseded or terminated by virtue of the termination of this Agreement upon (i) this Agreement’s natural expiration or (ii) DEI’s material breach. PECO will indemnify and hold the DEI Indemnitees harmless from any and all liability, loss, damages, costs or expenses incurred by DEI in connection with claims by any such third party made because of the termination of this Agreement.

15.5 Survival. Upon any termination or expiration of this Agreement the provisions of Sections 1, 2.2, 3.2.2 (subject to Section 15.4.4 above), 5.3, 5.4, 7.2, 9.1, 9.2 (only with respect to the first and third sentences, and only for so long as a warranty period extends beyond the Term (provided that the obligation to negotiate as set forth in the third sentence shall not survive)), 9.3 (only for so long as a warranty period extends beyond the Term), 9.4, 9.5, 10—13, 15.4, 15.5, 17 and 18, and all payment obligations incurred prior to the effective date of such termination or expiration (and all related payment provisions) shall survive. All other provisions of this Agreement shall terminate.

16. EVENTS BEYOND CONTROL. The obligations of either party to perform under this Agreement shall be excused if such failure to perform or any delay is caused by matters such as acts of God, strikes, civil commotion, riots, war, revolution, acts of governments, lack of adequate production capacity, failure or delay in plant start up, breakdown of machinery, shortage of raw materials, equipment, fuel, transportation, or containers, or any other cause whether similar or dissimilar to those enumerated that are reasonably beyond the control of the party obligated to perform. Upon the occurrence of such an event, the duties and obligations of the parties shall be suspended for the duration of the event preventing proper performance under this Agreement; provided however that if such suspension shall occur, the parties shall meet and attempt to arrive at a mutually acceptable compromise within the spirit and intent of this Agreement, and if such a reasonable compromise cannot be reached in good faith, then either party may terminate this Agreement upon thirty (30) days written notice.

17. NOTICE. Notices shall be sent by certified or registered mail to the address set forth in this Agreement, or to such other address as the receiving party shall have designated by notice in writing. Notices shall be effective on mailing.

Notice to be sent to:

Delta Electronics, Inc.

186 Ruey Kuang Road, Neihu

Taipei 11491

Taiwan, R.O.C.

Attention: Michael Tan, Manager, Corporate Legal Affairs

Fax: 886-2-8797-3241

PECO II Inc.

1376 State Route 598

Galion, Ohio 44833

Fax: 419-468-9164

Attention: President & CEO

With a copy to:

Porter Wright Morris & Arthur LLP

41 S. High Street

Columbus, Ohio 43215

Fax: 614-227-2100

Attention: Curtis A. Loveland

18. MISCELLANEOUS.

18.1 Discussions. In the tenth (10th) month of the Term of this Agreement, the parties agree to negotiate in good faith, for a period not to exceed 30 days, a possible extension of the Term and/or the duration of the rights granted in Section 2.1.1, it being understood that neither party shall be obligated to modify or amend this Agreement

18.2 Necessary Actions. Each party agrees to perform any further acts and execute and deliver any and all further documents and/or instruments which may be reasonably necessary to carry out the provisions of this Agreement and the transactions contemplated hereby.

18.3 Waiver; Amendment. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Further, no changes or modifications or waivers can be made to this Agreement unless evidenced in writing and signed for on behalf of both parties.

18.4 Severability. If any provision of this Agreement shall be determined to be unenforceable, all other provisions shall remain in full force and effect and the affected provision shall be construed so as to be enforceable to the maximum extent possible.

18.5 Governing Law; Jurisdiction; Arbitration.

18.5.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONTROLLED BY, CONSTRUED AND ENFORCED ACCORDING TO THE LAWS OF THE STATE OF DELAWARE, U.S.A., EXCLUDING ITS CHOICE OF LAW PROVISIONS AND ALSO EXCLUDING THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

18.5.2 Exclusive Jurisdiction. With respect to any matter based upon or arising out of this Agreement or the transactions contemplated hereby that seeks temporary or injunctive relief or specific performance, each of the parties (a) irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware located in New Castle County, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction. Each party agrees not to commence any legal proceedings subject to this Section 18.5.2 except in such courts. Binding Arbitration. Each party irrevocably agrees and acknowledges that, subject only to Section 18.5.2 above, any claim, dispute, controversy or other matter based upon, arising out of or relating to this Agreement or the transactions contemplated hereby, including (i) as to the existence, validity, enforceability or interpretation of any such claim, (ii) the performance, breach, waiver or termination of any provision in dispute, (iii) any such claim in tort, or (iv) any such claim raising questions of law, in each case, whether arising before or after termination of this Agreement (each a “Disputed Claim”), shall be resolved, as between the parties, exclusively and solely by binding arbitration in accordance with Section 18.5.4. Any Disputed Claim shall be resolved exclusively and solely by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) and in accordance with the following: (a) there shall be three (3) arbitrators, one of whom shall be a member of the American College of Trial Lawyers (who shall chair the arbitration panel) and one of whom shall be a certified public accountant; (b) the arbitration shall take place in Wilmington, Delaware, and in no other place; (c) the arbitration shall be conducted in accordance with the procedural laws of the U.S. Federal Arbitration Act, to the extent not inconsistent with the Rules or this Section 18.5.4; (d) subject to legal privileges, each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure; (e) at the arbitration hearing, each party shall be permitted to make written and oral presentations to the arbitration panel, to present testimony and written evidence and to examine witnesses; (f) the arbitration panel shall have the power to grant temporary or permanent injunctive relief and to order specific performance; (g) the arbitration panel shall have the power to order either party to pay, or to allocate between the parties, the fees and expenses of the arbitrators and of the American Arbitration Association and to order either party to pay all or a portion of the other party’s attorneys’ fees and expenses incurred in connection with a Disputed Claim and the arbitration; and (h) the arbitration panel shall issue a written decision explaining the bases for the final ruling, and such decision shall be final and binding on the parties hereto, and not subject to appeal, and enforceable in any court of competent jurisdiction.

18.5.5 Other Remedies; Specific Performance.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b) It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

18.6 Headings. Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

18.7 Conflicting Terms. Such terms and conditions of PECO’s Orders, invoices or other sales documents, as may be in conflict in whole or in part with the provisions of this Agreement shall be of no force or effect whatsoever and the provisions of this Agreement shall be controlling in any such instance. It is the intention of both parties that the acceptance, even in writing, of any such purchase or sales document not constitute a modification or amendment of, or addition to, the terms of this Agreement unless accompanied by a typed letter of agreement conspicuously entitled “Amendment of Agreement” which begins with a proposal to amend the Agreement and specifies exactly each change to be made and which is signed by an authorized officer of both parties.

18.8 Subcontracting. DEI may subcontract any of its rights and/or obligations, in part or in whole, pursuant to this Agreement at any time without restriction.

18.9 Registrations. If this Agreement is required to be registered with any governmental authority in the United States, PECO shall cause such registration to be made and shall bear any expense or tax payable in respect thereof.

18.10 Compliance With Laws. The parties shall each comply with all applicable federal, state, and local laws and regulations in performing its duties hereunder.

18.11 Entire Agreement. This Agreement, and all exhibits attached hereto, constitutes the entire understanding and contract between the parties pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings, and agreements between the parties with respect to the subject matter hereof, including without limitation that certain OEM/ODM Partnership Agreement between PECO II, Inc. and Delta Electronics, Inc., together with all exhibits attached thereto, which is hereby terminated in its entirety by the parties as of the Effective Date hereof. The parties acknowledge and agree that neither of the parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein.

18.12 Construction of Agreement. Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated “Article,” “Section,” “Schedule,” “Exhibit,” “Attachment” or “Appendix” is to the corresponding Article, Section, Schedule, Exhibit, Attachment or Appendix of or to this Agreement; (ii) “including” shall mean “including, without limitation”; and (iii) the parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

18.13 Counterparts. For convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

[Signature Page Follows]

AGREED TO AND ACCEPTED BY:

DELTA ELECTRONICS, INC. (“DEI”)		PECO II INC. (“PECO”)

By:	/s/ Herman Chang	By:	/s/ Eugene Peden
Name:	Herman Chang	Name:	Eugene Peden
Title:	General Manager of NTBU	Title:	V.P. Operations
Place:	Changli, Taoyuan, Taiwan	Place:	Galion, Ohio

EXHIBIT A

PRODUCTS (TO BE RESTATED)

Category	Series	Delta P/N
Converter	DC-DC	DCS-24/20A A-S
Converter	DC-DC	DCS-48/10A A-S
Inverter	Inverter	ESI125N102AB A
Inverter	Inverter	ESI125N202AB A
Inverter	Inverter	ESI24N102AB A
Inverter	Inverter	ESI24N102AB B
Inverter	Inverter	ESI48I202AB D
Inverter	Inverter	ESI48N102AB A
Inverter	Inverter	ESI48N102AB B
Inverter	Inverter	ESI48N202AB A
Rectifier	HDS-7200	ESR-48/120A A-S
Rectifier	HDS-3000	ESR-24/100D A-S
Rectifier	HDS-3000	ESR-48/50D A-S
Rectifier	MCS-3000	ESR-24/100A A-S
Rectifier	MCS-3000	ESR-24/100B A-S
Rectifier	MCS-1800	ESR-48/30D A-S
Rectifier	MCS-1800	ESR-24/50D A-S
Rectifier	MCS-600	ESR-48/10B A-S
Shelf	HDS-3000	SA-11F/EE C-S
Shelf	DC-DC	SB-18K/HG H-S
System	HDS-3000	ES24/1200-NDA03
System	HDS-3000	ES24/1200-NDC01
System	HDS-3000	ES48/200-NEA01
System	MCS-3000	ES24/1200-GDA09
System	MCS-3000	ES24/1200-GDA11
System	MCS-3000	ES24/1200-GEA02
System	MCS-3000	ES24/600-GEA01
System	MCS-3000	ES48/1200-GDA09
System	MCS-3000	ES48/1200-GDA10
System	MCS-1800	ES24/200-JAA03
System	DC-DC	ES24/80-KAA01
System	BDFB	ES48/3600-PEA01
System	BDFB	ES48/3600-PFA01

EXHIBIT B (TO BE RESTATED)

PRICING and SHIPPING TERMS

Shipping Terms are: FOB Origin.(Incoterms 2000)

Category	Series	Delta P/N	Price to Peco II
Converter	DC-DC	DCS-24/20A A-S	[*]
Converter	DC-DC	DCS-48/10A A-S	[*]
Inverter	Inverter	ESI125N102AB A	[*]
Inverter	Inverter	ESI125N202AB A	[*]
Inverter	Inverter	ESI24N102AB A	[*]
Inverter	Inverter	ESI24N102AB B	[*]
Inverter	Inverter	ESI48I202AB D	[*]
Inverter	Inverter	ESI48N102AB A	[*]
Inverter	Inverter	ESI48N102AB B	[*]
Inverter	Inverter	ESI48N202AB A	[*]
Rectifier	HDS-7200	ESR-48/120A A-S	[*]
Rectifier	HDS-3000	ESR-24/100D A-S	[*]
Rectifier	HDS-3000	ESR-48/50D A-S	[*]
Rectifier	MCS-3000	ESR-24/100A A-S	[*]
Rectifier	MCS-3000	ESR-24/100B A-S	[*]
Rectifier	MCS-1800	ESR-48/30D A-S	[*]
Rectifier	MCS-1800	ESR-24/50D A-S	[*]
Rectifier	MCS-600	ESR-48/10B A-S	[*]
Shelf	HDS-3000	SA-11F/EE C-S	[*]
Shelf	DC-DC	SB-18K/HG H-S	[*]
System	HDS-3000	ES24/1200-NDA03	[*]
System	HDS-3000	ES24/1200-NDC01	[*]
System	HDS-3000	ES48/200-NEA01	[*]
System	MCS-3000	ES24/1200-GDA09	[*]
System	MCS-3000	ES24/1200-GDA11	[*]
System	MCS-3000	ES24/1200-GEA02	[*]
System	MCS-3000	ES24/600-GEA01	[*]
System	MCS-3000	ES48/1200-GDA09	[*]
System	MCS-3000	ES48/1200-GDA10	[*]
System	MCS-1800	ES24/200-JAA03	[*]
System	DC-DC	ES24/80-KAA01	[*]
System	BDFB	ES48/3600-PEA01	[*]
System	BDFB	ES48/3600-PFA01	[*]

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT C

MINIMUM ORDER REQUIREMENTS

•	Spare Parts:

¡	Boards: [*]

¡	Components: [*]

•	Racks/Shelves: [*]

•	DEI Systems: [*]

•	Modules: [*]

*	Portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.